EXHIBIT 5.3

The Law Offices of Thomas C. Cook, Ltd.
Attorney and Counselor at Law
2921 N. Tenaya Way, Suite 234
Las Vegas, Nevada  89128
Phone (702) 952-8519
Fax (702) 952-8521

December 1, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                   Viva International, Inc.
                   Registration Statement on Form S-8
Gentlemen:

We have been requested by Viva International, Inc., a Delaware corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 4,500,000 Shares (the "Shares") of the Company's common stock, par value $.001 per Share offered on behalf of the Company in connection with the Company's Employee Compensation Agreements between Viva International, Inc. and Robert J. Scott, Syed Hassan, and E. Thomas Septembre, dated October 28, 2004 and the Company's Consultant Compensation Agreements between the Company and Thomas K. Jolitz, Rodolpho J. Dominguez and Pascuala Bonilla.

In connection with this opinion, we have examined the Registration Statement, Annual Report, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.


Very truly yours,

/s/ Thomas C. Cook
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Thomas C. Cook, Esq.